Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Second Quarter 2010 Sales Growth of 32.4%

Orders Growth of 24.0%

Net Income of $1.8 million

LAKE MARY, FL, August 4, 2010 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended July 3, 2010. Sales in the second quarter of 2010 increased 32.4%, to $45.7 million, from $34.6 million in the second quarter of 2009. The Company reported net income of $1.8 million, or $0.11 per share, compared to a net loss of $0.13 per share in the second quarter of 2009. Net income in the second quarter of 2010 includes the effects of foreign currency transaction losses of $1.8 million, or $0.08 per share, related to the weakening of the Euro on the value of intercompany account balances.

New order bookings for the second quarter of 2010 were $43.9 million, an increase of $8.5 million, or 24.0%, compared to $35.4 million in the second quarter of 2009.

“FARO’s ongoing dedication to serving our customers, combined with strong global demand for our product offerings, drove sales growth of more than 30% in the second quarter,” stated Jay Freeland, FARO’s President and CEO. “We continued to see increased activity from all verticals and across all three regions in the second quarter. Asia showed substantial strength, growing more than 50% for the second quarter in a row, with Europe and the Americas also delivering high double-digit growth.”

Gross margin for the second quarter of 2010 was 59.3%, compared to 56.1% in the second quarter of 2009. Gross margin increased primarily due to an increase in the proportion of higher margin product sales relative to lower margin service revenue.

“Gross margin has returned to historical levels and we’ve been able to maintain stable prices. Tight cost controls allowed us to leverage the efficiency we created within the business last year and as a result, generated operating margin of 9.9%, or $4.5 million, almost a 20 point improvement from 2009. I’m very pleased with the Company’s performance in the first half and we remain cautiously optimistic about 2010. However, because of the ongoing economic uncertainty around the world, I am maintaining our practice of not providing guidance for this year,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about FARO’s focus, plans and strategies, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 20,000 installations and 11,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)	Three Months Ended		Six Months Ended
	Jul 3, 2010	Jul 4, 2009	Jul 3, 2010	Jul 4, 2009

SALES
Product	$37,212	$27,203	$71,150	$51,416
Service	8,493	7,313	16,824	14,548

Total Sales	45,705	34,516	87,974	65,964

COST OF SALES
Product	12,620	10,259	23,895	19,386
Service	5,997	4,893	11,600	10,955

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	18,617	15,152	35,495	30,341

GROSS PROFIT	27,088	19,364	52,479	35,623

OPERATING EXPENSES:
Selling	12,027	12,128	23,262	24,952
General and administrative	6,028	6,134	12,275	12,433
Depreciation and amortization	1,515	1,389	3,055	2,680
Research and development	2,997	3,285	5,986	6,764

Total operating expenses	22,567	22,936	44,578	46,829

INCOME (LOSS) FROM OPERATIONS	4,521	(3,572)	7,901	(11,206)

OTHER (INCOME) EXPENSE
Interest income	(26)	(36)	(45)	(194)
Other expense (income), net	1,839	(837)	2,344	(176)
Interest expense	2	4	29	6

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	2,706	(2,703)	5,573	(10,842)

INCOME TAX EXPENSE (BENEFIT)	869	(599)	1,672	(2,153)

NET INCOME (LOSS)	$1,837	$(2,104)	$3,901	$(8,689)

NET INCOME (LOSS) PER SHARE - BASIC	$0.11	$(0.13)	$0.24	$(0.53)

NET INCOME (LOSS) PER SHARE - DILUTED	$0.11	$(0.13)	$0.24	$(0.53)

Weighted average shares - Basic	16,148,233	16,069,312	16,136,447	16,408,259

Weighted average shares - Diluted	16,320,596	16,069,312	16,289,963	16,408,259

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	July 3, 2010 Unaudited	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$41,929	$35,078
Short-term investments	64,985	64,986
Accounts receivable, net	40,348	42,944
Inventories, net	27,184	26,582
Deferred income taxes, net	4,242	4,473
Prepaid expenses and other current assets	7,471	6,016

Total current assets	186,159	180,079

Property and Equipment:
Machinery and equipment	21,916	19,867
Furniture and fixtures	5,013	5,225
Leasehold improvements	9,366	9,434

Property and equipment at cost	36,295	34,526
Less: accumulated depreciation and amortization	(22,040)	(20,788)

Property and equipment, net	14,255	13,738

Goodwill	18,249	19,934
Intangible assets, net	7,208	7,985
Service inventory	12,192	12,079
Deferred income taxes, net	1,677	1,895

Total Assets	$239,740	$235,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,701	$8,985
Accrued liabilities	10,860	8,173
Income taxes payable	—	229
Current portion of unearned service revenues	11,888	12,226
Customer deposits	2,486	2,173
Current portion of obligations under capital leases	43	80

Total current liabilities	34,978	31,866
Unearned service revenues - less current portion	5,932	5,910
Deferred tax liability, net	1,008	1,143
Obligations under capital leases - less current portion	203	193

Total Liabilities	42,121	39,112

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 16,839,592 and 16,795,289 issued; 16,159,357 and 16,115,054 outstanding, respectively	17	17
Additional paid-in capital	153,961	152,380
Retained earnings	50,816	46,915
Accumulated other comprehensive income	1,900	6,361
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	197,619	196,598

Total Liabilities and Shareholders’ Equity	$239,740	$235,710

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	July 3, 2010	July 4, 2009
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income (loss)	$3,901	$(8,689)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,055	2,680
Compensation for stock options and restricted stock units	1,203	1,201
Provision for bad debts	806	649
Deferred income tax expense	280	180
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(1,388)	16,208
Inventories, net	(4,950)	4,088
Prepaid expenses and other current assets	(1,837)	(2,402)
Income tax benefit from exercise of stock options	(16)	—
Increase (decrease) in:
Accounts payable and accrued liabilities	4,003	(12,451)
Income taxes payable	(275)	(1,990)
Customer deposits	328	462
Unearned service revenues	713	(688)

Net cash provided by (used in) operating activities	5,823	(752)

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,253)	(2,663)
Payments for intangible assets	(382)	(291)
Purchases of short-term investments	—	(64,972)
Proceeds from sales of short-term investments	—	81,967

Net cash (used in) provided by investing activities	(1,635)	14,041

FINANCING ACTIVITIES:
Proceeds from notes payable	2,490	—
Payments on notes payable	(2,490)	—
Payments on capital leases	(39)	(61)
Income tax benefit from exercise of stock options	16	—
Purchases of treasury stock	—	(8,829)
Proceeds from issuance of stock, net	363	—

Net cash provided by (used in) financing activities	340	(8,890)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,323	(1,103)

INCREASE IN CASH AND CASH EQUIVALENTS	6,851	3,296

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,078	23,494

CASH AND CASH EQUIVALENTS, END OF PERIOD	$41,929	$26,790